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[QUALCOMM LOGO]                   NEWS RELEASE
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FOR IMMEDIATE RELEASE
                                                            QUALCOMM Contacts:
                                                                     James Lee
                                                      Corporate Communications
                                                          (619) 651-2381  (ph)
                                                          (619) 658-4957 (fax)
                                                   e-mail: c_jlee@qualcomm.com
                                                                            or
                                                               Richard Grannis
                                                            Investor Relations
                                                           (619) 658-4817 (ph)
                                                 e-mail: rgrannis@qualcomm.com



      QUALCOMM ANNOUNCES TERMS OF TRUST CONVERTIBLE PREFERRED SECURITIES

SAN DIEGO -- February 19, 1997 -- QUALCOMM Incorporated (NASDAQ: QCOM) today announced that terms have been finalized with respect to its proposed private placement of 5-3/4 percent Trust Convertible Preferred Securities. The size of the offering has been increased from $450 million to $550 million in gross proceeds (less applicable fees and expenses). The offering is expected to close on or about February 25, 1997.

The proceeds from the private placement will be used by QUALCOMM for working and fixed capital requirements related to the expansion of its operations, financing of customers of its CDMA infrastructure equipment and investments in joint ventures or other companies and assets that will support growth of its businesses.



                                     -more-

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6455 Lusk Boulevard, San Diego, California 92121 (619) 587-1121
                                                            FAX: (619) 452-9096
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QUALCOMM Announces Terms of Trust Convertible Preferred Securities
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The Securities will represent an undivided beneficial interest in QUALCOMM
Financial Trust I, a Delaware business trust formed by QUALCOMM. The Securities will be convertible into shares of Common Stock of QUALCOMM, at a conversion price of $72.6563 per share (which represents a 25% premium over today's last bid price of $58.125), at any time at the option of the holder beginning 60 days following the closing of the offering, subject to certain terms and conditions. QUALCOMM may issue additional 5-3/4 percent Trust Convertible Preferred Securities solely to cover over-allotments, if any, which would result in additional gross proceeds of approximately $110 million (less applicable fees and expenses).

Headquartered in San Diego, QUALCOMM develops, manufactures, markets, licenses and operates advanced communications systems and products based on its proprietary digital wireless technologies. The Company's primary product areas are the OmniTRACS(R) system (a geostationary satellite-based, mobile communications system, providing two-way data and position reporting services), CDMA wireless communications systems and products and, in conjunction with others, the development of the Globalstar(TM) low-earth-orbit (LEO) satellite communications system. Other company products include the Eudora Pro(TM) electronic mail software, ASIC products, and communications equipment and systems for government and commercial customers worldwide. For more information on QUALCOMM products and technologies, please visit the Company's web site at <http://www.qualcomm.com/>.

                                     # # #

QUALCOMM, OmniTRACS and Eudora are registered trademarks and Eudora Pro is a trademark of QUALCOMM Incorporated. Globalstar is a trademark of Loral Qualcomm Satellite Services, Incorporated.


                                                                [QUALCOMM logo]